Exhibit 10.29
FORM OF PERFORMANCE SHARE UNIT AGREEMENT

THE BANK OF NEW YORK MELLON CORPORATION
LONG-TERM INCENTIVE PLAN
FORM OF NOTICE OF AWARD – PERFORMANCE SHARE UNITS – EXECUTIVE COMMITTEE US

Subject to the terms and conditions of The Bank of New York Mellon Corporation 2023 Long-Term Incentive Plan (the “Plan”), this Notice of Award - Performance Share Units – Executive Committee US (the “Award Notice”), and the Terms and Conditions of Performance Share Units – Executive Committee US (the “Terms and Conditions”), The Bank of New York Mellon Corporation (the “Corporation”) grants you performance share units (“PSUs”) as reflected below and on the Corporation’s equity award website (the “Equity Website”). Each PSU represents the opportunity to receive one (1) share of the Corporation’s common stock, par value $0.01 (“Common Stock”), upon satisfaction of the terms and conditions as set forth in the Award Notice and the Terms and Conditions (collectively, the “Award Agreement”), subject to the terms of the Plan. The purpose of the award is to incentivize you to align your interests with that of the Corporation and to reward your future contribution to the performance of the Corporation’s business.

Participant	[PARTICIPANT NAME]
Grant Date	[GRANT DATE]
Number of PSUs The “Grant Amount” of “PSUs” (assuming achievement of 100% earnout)	[NUMBER OF SHARES GRANTED]

Vesting Schedule – Please refer to Appendix.

The vesting date may be delayed if and to the extent the Risk Adjustment Process set forth in Exhibit A is not completed by such date or achievement of performance as set forth on Attachment A have not been determined by such date, in each case, subject to Section 4.1 of the Terms and Conditions.

Risk Adjustment Process - Unvested PSUs are subject to forfeiture based upon the Risk Adjustment Process set forth in Exhibit A.

THE CORPORATION’S GRANT OF PSUs AS REFLECTED HEREIN IS CONTINGENT UPON YOUR ACKNOWLEDGEMENT AND ACCEPTANCE OF THE AWARD AGREEMENT AND THE PLAN ELECTRONICALLY ON THE EQUITY WEBSITE ON OR BEFORE [GRANT ACCEPT BY DATE]. IF YOU FAIL TO DO SO, THE CORPORATION’S GRANT OF PSUs AS REFLECTED HEREIN SHALL BE NULL AND VOID, AND SHALL NOT BE RE-INSTATED.

BY ELECTRONICALLY ACKNOWLEDGING AND ACCEPTING THE CORPORATION’S GRANT OF PSUS, YOU AFFIRMATIVELY AND EXPRESSLY AGREE:

(1)    SUCH ACKNOWLEDGEMENT AND ACCEPTANCE CONSTITUTES YOUR ELECTRONIC SIGNATURE IN EXECUTION OF THE AWARD AGREEMENT

(2)    TO BE BOUND BY THE PROVISIONS OF THE AWARD AGREEMENT AND THE PLAN INCLUDING WITHOUT LIMITATION ANY LOCATION SPECIFIC SPECIAL TERMS AND CONDITIONS SET FORTH IN THE ADDENDUM, AS DEFINED IN THE TERMS AND CONDITIONS

(3)    YOU (A) HAVE REVIEWED THE AWARD AGREEMENT AND THE PLAN IN THEIR ENTIRETIES; (B) WERE GIVEN A REASONABLE TIME TO COMPLETE SUCH REVIEW; (C) HAVE BEEN ADVISED BY THE CORPORATION TO CONSULT WITH YOUR OWN ATTORNEY BEFORE ENTERING INTO THE AWARD AGREEMENT; (D) HAVE HAD AN OPPORTUNITY TO OBTAIN PROFESSIONAL LEGAL/TAX/INVESTMENT ADVICE PRIOR TO ACCEPTING THE PSUs; AND (E) FULLY UNDERSTAND ALL OF THE PROVISIONS OF THE AWARD AGREEMENT AND THE PLAN

(4)    YOU HAVE BEEN PROVIDED WITH A COPY OR ELECTRONIC ACCESS TO A COPY OF THE PLAN AND THE U.S. PROSPECTUS FOR THE PLAN

(5)    TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE CORPORATION UPON ANY QUESTIONS ARISING UNDER THE AWARD AGREEMENT AND THE PLAN

PARTICIPANT ACCEPTANCE DATE: [ACCEPTANCE DATE]

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FORM OF EXHIBIT A
Risk Adjustment/Forfeiture Decision Process

For any performance year in which you have been identified as a regulated staff member1, your risk performance will be assessed via a Risk Culture Summary Scorecard (“RCSS”) Rating and/or a Performance Management Platform (“PMP”) Risk Goal Rating, as applicable. If, in any year, you receive an RCSS Rating or a PMP Risk Goal Rating, as applicable, below meeting expectations, your unvested awards (including any accrued dividend equivalents) will be subject to review by the Compensation Oversight Committee (“COC”) or the Human Resources and Compensation Committee of the Corporation’s Board of Directors (the “HRCC”) for consideration of forfeiture, as applicable. If you are no longer a regulated staff member or have left the Corporation, any unvested portion of your awards (including any accrued dividend equivalents) granted while you were a regulated staff member will also be subject to a risk review by the COC/HRCC.

In that event, as part of its review, the COC/HRCC will ask –
•Did your rating reflect poor risk behavior by you in a prior year?
•Did you receive an award in that year?

If the answer to both questions is yes, the COC/HRCC asks the following questions with respect to each of the designated prior years:

•Financial Impact: How much did/will the issue cost the Company?
•Reputational Impact: How much of a regulatory impact did/will it have on the Company?

The COC/HRCC selects the impact answer that falls into the highest category below to determine the impact forfeiture percentage.

Criteria	Metric	None	Low	Medium	High
Financial Impact
Reputational Impact

As used in this Exhibit A, the term “Company” shall mean the Corporation and its Affiliates.

Then the COC/HRCC asks how much, if any, control/responsibility you had regarding the situation. The answer to the last question determines the modifier to be applied to the impact forfeiture percentage.

Criteria	None	Indirect	Direct
Your role & responsibility

Example [Insert Example]
1 Regulated staff members include Covered Employees, Material Risk Takers, Australia Accountable Persons, and Brazil Senior Managers

THE BANK OF NEW YORK MELLON CORPORATION

FORM OF TERMS AND CONDITIONS
OF PERFORMANCE SHARE UNITS – EXECUTIVE COMMITTEE US

The Performance Share Units (“PSUs”) with respect to Common Stock of The Bank of New York Mellon Corporation (the “Corporation”) granted to you on the Grant Date are subject to the Notice of Award - Performance Share Units – Executive Committee US (the “Award Notice”), these Terms and Conditions of Performance Share Units – Executive Committee US (the “Terms and Conditions”) and all of the terms and conditions of The Bank of New York Mellon Corporation 2023 Long-Term Incentive Plan (the “Plan”), which is incorporated herein by reference. In the case of a conflict between the Award Notice, these Terms and Conditions and the terms of the Plan, the provisions of the Plan shall govern. A copy of the Plan can be found on the Corporation’s equity award website (the “Award Website”), NetBenefits.com, under “Quick Links.” Capitalized terms used but not defined herein shall have the same meaning as provided or reflected in the Award Notice or the Plan, as applicable. For purposes of these Terms and Conditions, “Employer” means the Corporation or any Affiliate that employs or employed you on the applicable date.

SECTION 1: Performance Share Unit Award

    1.1    Grant of Award. Subject to these Terms and Conditions and the terms of the Plan, the Corporation grants you the number of PSUs as reflected in the Award Notice. The PSUs shall vest in accordance with the Vesting Schedule and shall be subject to the Risk Adjustment Process as reflected in the Award Notice.

    1.2    Dividend Equivalents. Upon the payment of any dividend on the Common Stock occurring during the period prior to vesting of your PSUs pursuant to these Terms and Conditions, dividend equivalents shall be accrued as if reinvested as additional PSUs on the dividend payment date and shall be paid to you in cash without interest pursuant to Section 4 of these Terms and Conditions only if and to the extent that the underlying PSUs become vested as provided in the Award Agreement, and any remaining dividend equivalents (including any PSUs resulting from dividend equivalents) shall be forfeited. Dividend equivalents will also be subject to the Risk Adjustment Process. In the event that you receive any additional PSUs as an adjustment with respect to the Grant Amount, such additional PSUs will be subject to the same restrictions as if granted under the Award Agreement as of the Grant Date and paid pursuant to Section 4 of this Agreement.

    1.3    No Voting Rights. Prior to the settlement of your PSUs pursuant to these Terms and Conditions, you shall not be entitled to vote the shares of Common Stock underlying the PSUs.

    1.4    Nontransferable. The PSUs shall be transferable only by will or the laws of descent and distribution. Any other attempt to transfer the PSUs shall be null and void.

SECTION 2: Vesting, Performance Period, Forfeiture, Termination of Employment and Disability

    2.1    Vesting, Performance Period and Forfeiture.

    (a)    Vesting. Subject to Sections 3 and 5.4 of these Terms and Conditions, PSUs (as may be adjusted from the Grant Amount by reference to the performance goals and the Risk Adjustment Process) may be earned as set forth in Attachment A for the period [Insert Performance Period] (the “Performance

Period”); provided that you remain continuously employed with your Employer through the end of the Performance Period; and provided further that unvested PSUs (including any PSUs arising from dividend equivalents) are subject to forfeiture based upon the Risk Adjustment Process each year and following completion of the Performance Period as set forth on Exhibit A. Notwithstanding anything to the contrary contained in the Award Agreement and in accordance with Section 4.1, a vesting may be delayed if, on the vesting date, you are the subject of (i) ongoing disciplinary or performance management investigations or proceedings, any claims or counterclaims in any litigation, or any regulatory proceedings concerning circumstances under which forfeiture or clawback of this award could apply or (ii) other ongoing actual or potential compensation recovery processes under which forfeiture or clawback of this award could apply.  In such cases, the applicable portion of the award, if any, will vest following the completion of such investigations, proceedings and/or processes to the extent the Corporation determines that forfeiture and/or clawback does not apply.

    (b)    Forfeiture upon Termination of Employment. Subject to Sections 2.2 and 2.3 of these Terms and Conditions, if you cease, for any reason, to be continuously employed with your Employer through the end of the Performance Period, you shall cease vesting in your PSUs as of your Termination Date and any unvested PSUs (including any PSUs resulting from dividend equivalents) immediately shall terminate and be forfeited, except in situations where vesting would have occurred but for the fact that a determination has not yet been made as to whether a risk adjustment pursuant to Exhibit A is required, in which case vesting shall occur in accordance with the terms of the Award Agreement provided that the effect, if any, of a risk adjustment has been determined. As used herein, “Termination Date” shall mean the last day on which you are an employee of your Employer. For the avoidance of any doubt, unless Sections 2.2 and/or 2.3 or the proviso in this paragraph applies, you shall cease vesting in any unvested PSUs as of your Termination Date and any unvested PSUs, including any dividend equivalent rights, immediately shall terminate and be forfeited. A termination does not have to be for Cause for this Section 2.1(b) to apply

    (c)    Additional Forfeiture upon Termination of Employment for Cause. Notwithstanding anything to the contrary contained in these Terms and Conditions, if your Employer terminates your employment for Cause, your PSUs, whether vested (but unsettled) or unvested, and including any dividend equivalent rights (including any PSUs resulting from dividend equivalents), immediately shall terminate and be forfeited. The purpose of this Section 2.1(c) is to make clear that while any termination results in a forfeiture of unvested PSUs, a termination for Cause also results in a forfeiture of vested but unsettled PSUs. For purposes of these Terms and Conditions, “Cause” shall mean:

(i)    you have been convicted of, or have entered into a pretrial diversion or entered a plea of guilty or nolo contendere (plea of no contest) to a crime or offense constituting a felony (or its equivalent under Applicable Laws (as defined in Section 5.2) outside of the United States), or to any other crime or offense involving moral turpitude, dishonesty, fraud, breach of trust, money laundering, or any other offense that may preclude you from being employed with a financial institution;

(ii)    you are grossly negligent in the performance of your duties or have failed to perform the duties of your employment, including, without limitation, failure to comply with any lawful directive from your Employer or the Corporation, other than by reason of incapacity due to disability or from any permitted leave of absence required by law;

(iii)    you have violated the Corporation’s Code of Conduct or any other policy of the Corporation or your Employer governing the conduct of business or your employment, including without limitation, those policies relating to harassment, discrimination and retaliation;

(iv)    you have engaged in any misconduct which has the effect or potential of being injurious to the Corporation, any Affiliate or your Employer, including, but not limited to, its reputation;

(v)    you have engaged in an act of fraud or dishonesty, including, but not limited to, taking or failing to take actions intending to result in personal gain; or

(vi)    if you are employed outside the United States, any other circumstances (beyond those listed above) that permit the immediate termination of your employment without notice or payment in accordance with the terms of your employment agreement or Applicable Laws.

In accepting any PSU award, you understand, acknowledge, and agree that the determination of whether your actions will be considered Cause for purposes of these Terms and Conditions will be determined by the Corporation or any of its Affiliates, at its or their sole discretion, as applicable. Any determinations of Cause will be considered conclusive and binding on you.

    2.2    Specified Terminations of Employment.

    (a)    Death. If you cease to be continuously employed with your Employer by reason of your death prior to the date that your PSUs become fully vested (or if your death occurs following termination of employment during a period in which you have outstanding PSUs), all unvested PSUs may vest as provided in Section 2.1(a) above following completion of the Performance Period and the balance of the PSUs that do not vest with respect to the Performance Period shall be deemed forfeited at the end of the Performance Period. In such case, the Corporation will issue your legal representative or your estate the vested PSUs settled in shares of Common Stock in accordance with Section 4.

    [(b)    Retirement. If you cease to be continuously employed with your Employer by reason of your retirement as determined by your Employer (i) on or after your attainment of age 60, and (ii) the combination of your age and years of credited employment with your Employer (in both instances, full and partial years) on your Termination Date equals or exceeds 65 (a “Retirement-Eligible Event”), all unvested PSUs may vest as provided in Section 2.1(a) above following completion of the Performance Period, so long as you fully comply with the applicable covenants provided in Section 3 hereof and provided that, if requested by your Employer, you execute and do not revoke a Transition/Separation Agreement and Release acceptable to your Employer. The balance of the PSUs that do not vest with respect to the Performance Period shall be deemed forfeited at the end of the Performance Period. As a condition for continued vesting of your PSUs (including any PSUs resulting from dividend equivalent rights) following a Retirement-Eligible Event, the Corporation and/or your Employer may require you to periodically certify your compliance with the covenants set forth in Section 3 of these Terms and Conditions as more fully described in such Section. For purposes of the foregoing, partial years shall be determined based upon the number of days since your prior birthday or the number of days of credited employment since your prior employment anniversary, as the case may be. Notwithstanding the foregoing, in the case of continued vesting following a Retirement-Eligible Event, if you commence employment with a new employer that grants you a new award that replaces all or any portion of this award, any portion of this award that has been replaced by your new employer will be forfeited and will no longer vest and, where relevant, will be promptly repaid by you if the award or any portion of this award has already vested.]

    (c)    Termination Providing Transition/Separation Pay. Provided that you execute and do not revoke a Transition/Separation Agreement and Release acceptable to your Employer, if you cease to be continuously employed with your Employer by reason of a termination by your Employer (or such other termination of employment that qualifies you for transition/separation pay under a plan, program or policy of the Corporation or your Employer) and in connection with such termination you receive transition/separation pay from the Corporation or your Employer, all unvested PSUs may vest as provided in Section 2.1(a) above following completion of the Performance Period so long as you fully comply with the applicable covenants provided in Section 3 hereof. As a condition for continued vesting of your PSUs, the Corporation and/or your Employer may require you to periodically certify your compliance with the covenants set forth in Section 3 of these Terms and Conditions as more fully described in such Section. The balance of the PSUs that do not vest with respect to the Performance Period shall be deemed forfeited at the end of the Performance Period. For purposes of the foregoing, “transition/separation pay” means any severance, redundancy or ex-gratia compensation payment to you from the Corporation or your Employer in connection with your termination of employment that is in excess of the amount payable to you on account of any notice period to which you are entitled pursuant to the terms of your contract of employment or otherwise (or payment in lieu of such notice).

    (d)    Sale of Business. If you cease to be continuously employed with your Employer due to a sale of a business unit or your Employer and you are not otherwise entitled to transition/separation pay, all unvested PSUs may vest as provided in Section 2.1(a) above following completion of the Performance Period so long as you fully comply with the applicable covenants provided in Section 3 hereof. The balance of the PSUs that do not vest with respect to the Performance Period shall be deemed forfeited at the end of the Performance Period.

    (e)    Change in Control. If your employment is terminated by your Employer without Cause within two (2) years after a Change in Control occurring after the Grant Date, and your PSU award is assumed, substituted or replaced in connection with such Change in Control, all unvested PSUs may vest as provided in Section 2.1(a) above following completion of the Performance Period so long as you fully comply with the applicable covenants provided in Section 3 hereof. The balance of the PSUs that do not vest with respect to the Performance Period shall be deemed forfeited at the end of the Performance Period. In the event that your PSU award is not assumed, substituted or replaced in connection with a Change in Control occurring after the Grant Date including if such a Change in Control occurs following termination of employment, your unvested PSUs, including any dividend equivalent rights, will become fully vested as of the date of the Change in Control (such date then being the vesting date) and will be settled in cash, shares or a combination thereof, as determined by the Committee (except to the extent that settlement of your PSUs must remain payable on the vesting date as reflected in the Award Notice in order to comply with Section 409A or other Applicable Laws).

(f)    Termination of Employment Prior to the Grant Date. If your Termination Date (as defined in Section 2.1(b) above) occurred prior to the Grant Date for this award, you agree that any references to you as an “employee” and “employment” in the Award Agreement means the period of time during which you were still an employee of the Corporation or any of its Affiliates.

[Additional Vesting Provisions, if any.]

2.3    Disability. If you receive current benefits under a long-term disability plan maintained by the Corporation or your Employer while any portion of your PSUs remains unvested, all unvested PSUs will remain eligible to vest as provided in Section 2.1(a) above following completion of the Performance Period so long as you are eligible to receive such benefits provided you fully comply with the applicable covenants provided in Section 3 hereof. The balance of the PSUs that do not vest with respect to the Performance Period shall be deemed forfeited at the end of the Performance Period.

SECTION 3: Notice of Resignation, Non-Solicitation, Non-Competition, Confidential Information, Non-Disparagement and Cooperation

3.1    Notice of Resignation. As consideration for this award, you will provide your Employer with 180 days’ advance written notice of any voluntary termination of your employment with your Employer or such longer period as may be set forth in any other agreement that you may have with the Corporation or your Employer or any policy of the Corporation or of your Employer.

3.2    Non-Solicitation of Clients, Contractors and Employees; Non-Competition.

To protect the Corporation’s and its Affiliates’ legitimate business interests, including its confidential information and goodwill, and for the good and valuable consideration offered pursuant to the Award Agreement, which is in excess of any consideration you are otherwise entitled to receive, and to the maximum extent permitted by Applicable Laws, you agree as follows:

(a)    Non-Solicitation of Clients, Contractors and Employees. Your PSUs, whether vested (but unsettled) or unvested, and including any PSUs resulting from dividend equivalent rights, shall be immediately forfeited if, prior to one (1) year from the Termination Date or, if later, the final vesting date set forth in the Award Notice (the “Restricted Period”), you directly or indirectly: (i) solicit, divert or appropriate, or attempt to solicit, divert or appropriate for the benefit of any Competitive Enterprise any client or prospective client of the Corporation or an Affiliate with whom you had contact, or with respect to whom you obtained or had access to Confidential Information, or whose identity you learned, during your employment with your Employer; (ii) interfere with, disrupt or attempt to disrupt any relationship, contractual or otherwise, between the Corporation or an Affiliate and any of its respective clients or prospective clients with whom you had contact, or with respect to whom you obtained or had access to Confidential Information, or whose identity you learned, during your employment with your Employer, or otherwise cause, induce or encourage any such client to diminish or terminate its relationship with the Corporation or an Affiliate; or (iii) hire or employ any employee or contractor of the Corporation or an Affiliate, or influence, solicit or induce such an individual or entity to terminate or diminish their employment or engagement, whichever is applicable, with the Corporation or an Affiliate. For purposes of the Award Agreement, “prospective clients” means any person or entity with whom the Corporation or an Affiliate is or was engaged for the purposes of entering into a client or business relationship within the twelve (12) months preceding your Termination Date. During the Restricted Period, you agree to (i) advise any person or entity that seeks to employ you of the terms of these covenants; and (ii) immediately notify People Team equity administration if you are not in compliance with your obligations above.

(b)    Non-Competition. Your PSUs, whether vested (but unsettled) or unvested, and including any PSUs resulting from dividend equivalent rights, shall be immediately forfeited if, after your separation from employment with the Corporation or its Affiliates by reason of your (i) Retirement-Eligible Event or (ii) termination providing transition/separation pay as specified in Sections 2.2(b) and 2.2(c) respectively, and before the end of the Restricted Period, you, directly or indirectly (without the prior written consent of the Corporation), (i) associate (including as a director, officer, employee, partner, consultant, investor, agent or advisor) with a Competitive Enterprise, or (ii) transact business on behalf of a Competitive Enterprise. For purposes of the Award Agreement, “Competitive Enterprise” means any business enterprise, person or entity: (i) that is a member of any of the Corporation’s competitive peer groups as disclosed in the Corporation’s proxy statement that was most recently filed with the Securities and Exchange Commission preceding the Termination Date; or (ii) that is otherwise engaged in or is undertaking efforts to engage in any actual or planned substantially similar service offering of the Corporation or the Affiliate, product line of the Corporation or the Affiliate, or any other business of the Corporation or an Affiliate within the two (2) years preceding your Termination Date; or (iii) for whom you would otherwise be performing services through which you would disclose or inevitably disclose Confidential Information. However, nothing in the Award Agreement shall preclude you from investing your personal assets in the securities of any Competitive Enterprise if such securities are (i) traded on a national stock exchange or in the over-the-counter market and if such investment is as a passive investor and if such investment does not result in you beneficially owning, at any time, more than five percent (5%) of the publicly-traded equity securities of such competitor; or (ii) not traded on a national stock exchange or in the over-the-counter market and if such investment is as a passive investor and such investment does not result in you beneficially owning, at any time, more than five percent (5%) of any class of equity securities of such competitor. You acknowledge and agree that the Corporation’s and its Affiliates’ business is global in nature, and in light of your executive level role and responsibilities and your access to Confidential Information concerning the Corporation’s and its Affiliates’ global operations, in providing your services to your Employer you will have a material presence or influence on behalf of your Employer throughout the world. You further acknowledge and agree that, in light of current technology, your services and the business of any Competitive Enterprise can be conducted anywhere in the world.

For the sake of clarity, the foregoing non-compete restriction does not prohibit you from being employed by the government or a not-for profit organization (i.e., an organization exempt from local and national tax laws). In view of the limited scope of the non-compete obligation assumed under this Section, which does not prevent you from working in other entities that are not affected by it, you acknowledge and agree that: (i) the foregoing non-compete obligation is reasonable and necessary to protect the Corporation’s and its Affiliates’ legitimate business interests including its confidential information and goodwill, and (ii) the ability to continue to vest in your PSUs, including any PSUs resulting from dividend equivalent rights, following a Retirement-Eligible Event or termination providing transition/separation pay is fair and reasonable consideration for the foregoing non-compete obligation. During the Restricted Period, you further agree to (i) advise any person or entity that seeks to employ you of the terms of these covenants; and (ii) immediately notify People Team equity administration if you are not in compliance with your obligations above (i.e., if you begin to associate with or transact business on behalf of a Competitive Enterprise).

3.3    Confidential Information.

(a)Except as may be permitted in accordance with Section 3.6 below, during the course of your employment with the Corporation or any Affiliate and continuing thereafter, you will maintain in secrecy all Confidential Information of the Corporation and its Affiliates and will not, either directly or indirectly, at any time, while an employee of the Corporation or any Affiliate or thereafter, make known, divulge, reveal, furnish, make available, disclose, appropriate or use (except for use in the regular course of your duties for the Corporation or its Affiliates) any Confidential Information (as defined below) without the written consent of the Corporation. Upon the Termination Date, or any time the Corporation makes a request, you will deliver promptly to the Corporation all Confidential Information and all copies of Confidential Information, or any analyses, compilations, summaries, studies, or other documents based, in whole or in part, upon the Confidential Information and, to the extent any Confidential Information is stored on any PDA or personal computer, cloud, email account or other storage device, you will fully cooperate with the Corporation or its Affiliates to return and permanently delete all such Confidential Information from such devices. Upon the Corporation’s request, you agree to provide access to any such device(s) to the Corporation or a third-party vendor selected by the Corporation to assist with such identification and removal of Confidential Information and Corporation material in a manner that includes steps to protect your personal information. Upon the Corporation’s request at any time, you will certify in writing to the Corporation that no Confidential Information or any analyses, compilations, summaries, studies, or other documents based, in whole or in part, upon the Confidential Information, remains in your possession or control. You also agree that this obligation is in addition to, and not in limitation or preemption of, all other obligations of confidentiality that you may have to the Corporation or its Affiliates under the Code of Conduct, Securities Trading Policy or other rules or policies governing the conduct of their respective businesses, or general or specific legal or equitable principles.

(b)As used herein, “Confidential Information” means the information you have been given or to which you have access or become informed of, directly or indirectly, which the Corporation or its Affiliates possess or have access and which relates to the Corporation or its Affiliates, is not generally known to the public or in the trade or is a competitive asset and/or otherwise constitutes a “trade secret,” as that term is defined by Applicable Laws, of the Corporation or its Affiliates, including without limitation, non- public: (i) planning data and marketing strategies, including marketing ideas, mailing lists, and sales and marketing plans; (ii) terms of any new products and investment strategies; (iii) information relating to other officers and employees of the Corporation or its Affiliates, including personal information, social security numbers, medical information, addresses, and telephone numbers; (iv) financial results and information about the business condition of the Corporation or its Affiliates, including results and data about Corporation conditions, operations, strategies and plans, pending projects and proposals, and potential acquisitions or divestitures; (v) terms of any investment, management or advisory agreement or other material contract; (vi) proprietary software and other product or technical information, including product formulations, new product ideas, new business developments, plans, designs, compilations, methods, processes, procedures, program devices, data or market information processing programs, hardware firmware, research and development products, and related documents and information; (vii) customer and potential customer information, including client lists, prospecting lists, information about client accounts, pricing strategies, and current or proposed transactions and contact persons at such customers and customer prospects; and (viii) material information or internal analyses concerning customers or customer prospects of the Corporation or its Affiliates or their respective operations, condition (financial or otherwise) or plans. Confidential Information does not include information which: (i) was or becomes generally available to the public other than as a result of disclosure by you or any of your agents, advisors or representatives or the wrongdoing of a third party; (ii) was within your possession prior to its being furnished to you by or on behalf of the Corporation or its Affiliates, provided that the source of the information was not bound by a confidentiality agreement with the Corporation or otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation or otherwise wrongfully came into possession of such information; or (iii) was or becomes available to you on a non-confidential basis from a source other than the Corporation or its Affiliates, provided that such source is not bound by a confidentiality agreement with the Corporation or otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation or otherwise wrongfully came into possession of such information.

(c)You acknowledge and agree that the Confidential Information is not generally known or available to the general public; has been developed, compiled, and/or acquired by the Corporation or its

Affiliates at their great effort and expense; and includes such information as it exists in any form, including written, oral, electronic, digital or other form. You further acknowledge that disclosing, divulging, revealing or using any Confidential Information, other than on behalf of the Corporation and its Affiliates, as well as engaging in any activities in violation of Sections 3.2(a) or (b), would be highly detrimental to the Corporation and its Affiliates, and that immediate and irreparable harm to the Corporation and its Affiliates, including loss of business and financial damage, would result therefrom.

3.4    Non-Disparagement. Subject to Section 3.6 below, during the course of your employment with the Corporation or any Affiliate and continuing thereafter, you will not, directly or indirectly make, issue, authorize or publish any comments or statements (orally or in writing) to the media, including without limitation traditional vehicles and social media, to any individual or entity with whom or which the Corporation, or any of its Affiliates, has a business relationship, or to any other individual or entity, which disparages, criticizes or otherwise reflects adversely upon the Corporation, any of its Affiliates or any of their respective employees, officers or directors.

3.5    Cooperation. Upon the termination of your employment for any reason or no reason, including but not limited to resignation of employment, you will fully cooperate with the Corporation and its Affiliates upon reasonable notice and at reasonable times, in the prosecution and defense of complaints, investigations, litigation, arbitration and mediation of any complaints, claims or actions now in existence or that may be threatened or brought in the future relating to events or occurrences that transpired while employed by the Corporation or any Affiliate.

3.6    Governmental Authorities. Nothing in the Award Agreement prohibits or interferes with your right to disclose any relevant and necessary information in any action or proceeding relating to the Award Agreement or as otherwise required by law or legal process. In addition, nothing in the Award Agreement prohibits or interferes with your or your attorney’s right: (a) to initiate communications directly with or report or disclose possible violations of law or regulation to, any governmental agency or entity, legislative body, or any self-regulatory organization, including but not limited to the U.S. Department of Justice (“DOJ”), the U.S. Securities and Exchange Commission (“SEC”), the U.S. Financial Industry Regulatory Authority (“FINRA”), the U.S. Equal Employment Opportunity Commission (“EEOC”), or U.S. Congress, and such reports or disclosures do not require prior notice to, or authorization from, the Corporation; (b) to participate, cooperate, or testify in any action, investigation or proceeding with, provide information to, or respond to any inquiry from any governmental agency or legislative body, any self-regulatory organization, including but not limited to the IRS, SEC, FINRA, the EEOC, DOJ, U.S. Congress (“Governmental Authorities”), or the Corporation’s Legal or Compliance Departments and such communications do not require prior notice to, or authorization from the Corporation. However, with respect to such communications, reports, participation, cooperation or testimony to the Governmental Authorities, as set forth above in clauses (a) and (b) of this Section, you may not disclose privileged communications with the Corporation’s counsel. To the extent permitted by law, upon receipt of a subpoena, court order or other legal process compelling the disclosure of any information, you will give prompt written notice to the Corporation so as to provide the Corporation ample opportunity to protect its interests in confidentiality to the fullest extent possible unless the subpoena, court order or other legal process pertains to an action described above in clauses (a) or (b) of this Section, in which event no such notice is required. Notwithstanding any confidentiality and non-disclosure obligations you may have, you are hereby advised as follows pursuant to the U.S. Federal Defend Trade Secrets Act of 2016: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

3.7    Periodic Certification of Compliance. Upon request by your Employer, you agree to periodically certify your compliance with the covenants set forth in this Section 3 through the end of the Restricted Period. If you fail to provide any such certification(s) as requested by your Employer, the PSUs whether vested (but unsettled) or unvested, and including any PSUs resulting from dividend equivalent rights, shall be immediately forfeited.

3.8    Existing Obligations. The terms of the Award Agreement shall not in any way (a) limit your obligations pursuant to any other agreements with the Corporation or any of its Affiliates or other corporate plans or policies applicable to you; or (b) limit the Corporation’s or your Employer’s rights to exercise any remedies it may have under Applicable Laws or under the terms of such other agreements, plans or policies.

    3.9    Failure to Comply with Covenants. If you fail to comply with any of the foregoing applicable covenants, the PSUs, whether vested (but unsettled) or unvested, and including any PSUs resulting from dividend equivalent rights, shall be immediately forfeited and may be subject to repayment as provided in Section 5.4 of these Terms and Conditions. The Corporation and any Affiliate that employs or employed you on the applicable date has the right to enforce Section 3 of these Terms and Conditions.

SECTION 4: Settlement

    4.1    Time of Settlement.

(a)    Time of Settlement. Vested PSUs shall be settled within two and one-half (2 ½) months following the end of the Performance Period, contingent upon the Committee’s determination of the earnout achieved and subject to the individual per-employee limitations included in the Plan; provided, if you are a “specified employee” under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), upon separation from service and if such settlement is deferred compensation conditioned upon a separation from service and not compensation you could receive without separating from service, then settlement shall not be made until the first day following the six (6) month anniversary of your separation from service (or upon your death, if earlier).

(b)    Acceleration Due to Conflicts of Interest or Ethics Laws (Governmental Service). Notwithstanding Section 4.1(a), the Corporation may accelerate the vesting and settlement of all or part of your outstanding PSUs if each of the following conditions are satisfied: (i) you cease to be continuously employed with your Employer by reason of an event described in Section 2.2(b), (c), (d), or (e); (ii) pursuant to such section, you continue to vest in your PSUs following your Termination Date; (iii) following your Termination Date, you become employed by a Governmental Employer; and (iv) you present the Corporation with satisfactory evidence demonstrating that as a result of such employment with a Governmental Employer, the divestiture of your PSUs is reasonably necessary to avoid the violation of United States federal, state or local conflicts of interest or ethics law applicable to you; provided that, no accelerated distribution shall occur pursuant to this Section 4.1(b) unless the Corporation determines that such acceleration is consistent with Treasury Regulation Section 1.409A-3(j)(4)(iii)(B). In the event that the Corporation determines to accelerate the vesting and settlement of your PSUs in accordance with this Section 4.1(b), the number of PSUs which shall be vested and settled shall be equal to the lesser of (I) the number of PSUs that would have vested in accordance with the applicable subsection of Section 2.2 if Performance Goals were achieved resulting in a final earnout percentage of 100% (target), (II) the number of PSUs that would have vested in accordance with the applicable subsection of Section 2.2 if the Performance Period ended with the last Corporation quarter ending simultaneously with or before your commencement of employment at a Governmental Employer for which the respective Form 10-K or Form 10-Q has been filed with the SEC (or such other date as determined by the Corporation in its discretion for which performance results are readily ascertainable), subject to any adjustments as determined by the Corporation in its discretion in light of the truncated Performance Period, or (III) such other amount as determined by the Corporation in its sole discretion. In the event that vesting and settlement of the PSUs are accelerated pursuant to this Section 4.1(b), you shall remain subject to these Terms and Conditions as if the PSUs had remained outstanding through the original vesting date and had been settled in accordance with Section 4.1(a), including, but not limited to, for purposes of (A) determining the duration of the Restricted Period set forth in Section 3.2 (so that the Restricted Period shall be determined based on the originally scheduled vesting date without regard to any acceleration) and (B) determining whether the PSUs have been settled for purposes of Section 3.9 (so that the PSUs shall not be deemed to have been vested or settled until the date on which they would have been vested or settled (as applicable) without regard to acceleration under this Section 4.1(b)). In the event that the settlement of the PSUs is accelerated in accordance with this Section 4.1(b), upon such settlement, you shall cease to have any further rights with respect to your PSUs, and for the avoidance of doubt, any PSUs which are not settled shall be deemed immediately forfeited. As a condition for acceleration pursuant to this Section 4.1(b), the Corporation may require that you sign an agreement satisfactory to the Corporation addressing the circumstances of such acceleration and acknowledging these Terms and Conditions. For purposes of this Section 4.1(b), “Governmental Employer” means a United States federal, state or local governmental agency, branch, department, or entity and any court or other tribunal.

    4.2    Form of Settlement. Vested PSUs shall be settled in the form of Common Stock delivered in book-entry form, except as determined by the Committee as provided in Section 2.2(e). Notwithstanding the foregoing, and except as determined by the Committee as provided in Section 2.2(e), the Corporation may, in its sole discretion, (a) settle any vested PSUs in the form of a cash payment, or (b) settle any vested PSUs in the form of Common Stock but require an immediate sale of such shares of Common Stock (in which case, these Terms and Conditions shall give the Corporation the authority to issue sales instructions on your behalf). Except as otherwise determined by the Committee, accrued dividend equivalents corresponding to vested PSUs, if any, shall be settled in the form of cash, payable without interest, on the next administratively practicable pay date following the settlement of such PSUs.

SECTION 5: Other Terms and Conditions

    5.1    No Right to Employment. Neither the award of PSUs nor anything else contained in these Terms and Conditions nor the Plan shall be deemed to limit or restrict the right of your Employer to terminate your employment at any time, for any reason, with or without Cause.

    5.2    Compliance with Laws. Notwithstanding any other provision of these Terms and Conditions, you agree to take any action, and consent to the taking of any action by the Corporation and your Employer with respect to the PSUs awarded hereunder necessary to achieve compliance with applicable laws, regulations or relevant regulatory requirements or interpretations in effect from time to time (“Applicable Laws”). Any determination by the Corporation in this regard shall be final, binding and conclusive. The Corporation shall in no event be obligated to register any securities pursuant to the U.S. Securities Act of 1933 (as the same shall be in effect from time to time) or other applicable foreign securities laws, or to take any other affirmative action in order to cause the delivery of shares in book-entry form or otherwise therefore to comply with any Applicable Laws. For the avoidance of doubt, you understand and agree that if any payment or other obligation under or arising from these Terms and Conditions, including without limitation dividend equivalent rights, or the Plan is in conflict with or is restricted by any Applicable Laws, the Corporation may reduce, revoke, cancel, clawback or impose different terms and conditions to the extent it deems necessary or appropriate, in its sole discretion, to effect such compliance. If the Corporation determines that it is necessary or appropriate for any payments under these Terms and Conditions to be delayed in order to avoid additional tax, interest and or penalties under Section 409A of the Code, then the payments would not be made before the date which is the first day following the six (6) month anniversary of the date of your termination of employment (or upon earlier death).

5.3    Tax Withholding. Regardless of any action the Corporation or your Employer take with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Corporation and your Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including the grant of the PSUs, the vesting of the PSUs, the subsequent sale of any shares of Common Stock acquired pursuant to the PSUs and the receipt of any dividends or dividend equivalents (including any PSUs resulting from dividend equivalents), and (b) do not commit to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate your liability for Tax-Related Items. Further, if you are or become subject to taxation in more than one country you acknowledge that the Corporation and/or your Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one country.
Prior to the delivery of shares of Common Stock upon the vesting of your PSUs, if your country of residence (and/or the country of employment, if different) requires withholding or payment of Tax-Related Items, the Corporation shall be authorized to withhold a sufficient number of whole shares of Common Stock otherwise issuable upon the vesting of the PSUs that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the shares of Common Stock. The cash equivalent of the shares of Common Stock withheld will be used to settle the obligation to withhold the Tax-Related Items. In the event that withholding in shares of Common Stock is prohibited or problematic under Applicable Laws or otherwise may trigger adverse consequences to the Corporation or your Employer, your Employer is authorized to withhold the Tax-Related Items required to be withheld with respect to the shares of Common Stock in cash from your regular salary and/or wages or any other amounts payable to you. In the event the withholding requirements are not satisfied through the withholding of shares of Common Stock by the Corporation or through your regular salary and/or wages or other amounts payable to you by your Employer, no shares of Common Stock will be issued to you (or your estate) upon vesting of the PSUs unless and until arrangements satisfactory to the Corporation have been made by you with respect to the payment of any Tax-Related Items that the Corporation or your Employer determines, in its sole discretion, must be withheld or collected with respect to such PSUs. By accepting this grant of PSUs, you expressly consent to the withholding of shares of Common Stock and/or withholding from your regular salary and/or wages or other amounts payable to you as provided for hereunder. All other Tax-Related Items related to the PSUs and any shares of Common Stock delivered in payment thereof are your sole responsibility. Without limiting the Corporation’s or your Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth herein, by accepting this grant of PSUs, you authorize the Corporation and/or your Employer to withhold shares of Common Stock otherwise deliverable to you upon vesting of your PSUs to satisfy Tax-Related Items, regardless of whether the Corporation and/or your Employer have an obligation to withhold such Tax-Related Items.

The Corporation or your Employer may withhold or account for Tax-Related Items by considering applicable statutory or other withholding rates, including minimum or maximum rates applicable in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock). In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Corporation and/or your Employer. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, you shall be deemed to have been issued the full number of shares of Common Stock subject to the vested PSUs, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.

    [5.4    Forfeiture and Repayment. If, directly or indirectly:

    (a)    during the course of your employment with your Employer, you violate any obligations set forth in the Award Agreement (including without limitation those obligations set forth in Section 3 of these Terms and Conditions) or engage in conduct or it is discovered that you engaged in conduct that is adverse to the interests of the Corporation or its Affiliates, including but not limited to failures to comply with the Corporation’s or any of its Affiliate’s rules or regulations, fraud, or conduct contributing to any financial restatements or irregularities;

(b)    during the course of your employment with your Employer, you engage (other than for the benefit of the Corporation or its Affiliates) in solicitation and/or diversion of customers or employees;

(c)    during the course of your employment with your Employer, you engage in competition with the Corporation or its Affiliates;

(d)    following termination of your employment with your Employer for any reason, with or without Cause, you violate any post-termination obligations or duties owed to the Corporation or its Affiliates under any agreement with the Corporation or its Affiliates, including without limitation, any employment, confidentiality, non-solicitation, non-competition or other agreement restricting post-employment conduct (including without limitation those obligations set forth in Section 3 of these Terms and Conditions); or

(e)    any compensation that the Corporation or its Affiliates has promised or paid to you is required to be forfeited and/or repaid to the Corporation or its Affiliates pursuant to applicable regulatory requirements;

then the Corporation may cancel all or any portion of the PSUs (whether vested (but unsettled) or unvested) and/or require repayment of any sums (including, in the case of shares of Common Stock, the value of those shares of Common Stock) or other amounts which were acquired pursuant to the PSUs (including without limitation any dividends paid on the shares of Common Stock and dividend equivalents). The Corporation shall have sole discretion to determine what constitutes grounds for forfeiture and/or repayment under this Section 5.4, and, in such event, the PSUs that shall be cancelled and the sums or amounts that shall be repaid. For purposes of the foregoing, you expressly and explicitly authorize the Corporation to issue instructions, on your behalf, to any brokerage firm and/or third party administrator engaged by the Corporation to hold the shares of Common Stock and other amounts acquired pursuant to the PSUs to re-convey, transfer or otherwise return such shares and/or other amounts to the Corporation.

For the avoidance of doubt, the Corporation will also cancel all or any portion of the PSUs and/or require repayment of any shares of Common Stock (or the value thereof) and other amounts which were acquired pursuant to the PSUs (including without limitation any dividends paid on the shares of Common Stock and dividend equivalents) as required by Applicable Laws and/or the Corporation’s Policy for the Recovery of Erroneously Awarded Incentive-Based Compensation (the “Recovery Policy”), if applicable. To the extent that you are subject to the Recovery Policy, you agree that, notwithstanding the terms of any indemnification arrangement or insurance policy, the Corporation shall not indemnify you against the loss of erroneously awarded Incentive-Based Compensation (as defined in the Recovery Policy), including any payment or reimbursement for the cost of insurance obtained by you to fund amounts recoverable under the Recovery Policy. In order to satisfy any recoupment obligation arising under any clawback or recovery policy of the Corporation or otherwise under Applicable Laws, you expressly and explicitly authorize the Corporation to issue instructions, on your behalf, to any brokerage firm or stock plan service provider engaged by the Corporation to hold any shares of Common Stock or other amounts acquired pursuant to the PSUs to re-convey, transfer or otherwise return the shares of Common Stock and/or other amounts to the Corporation upon the Corporation’s enforcement of any clawback or recovery policy or Applicable Laws.]

    5.5    Governing Law and Choice of Forum. The Award Agreement shall be construed and enforced in accordance with the laws of the State of New York, other than any choice of law provisions calling for the application of laws of another jurisdiction. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Award Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of New York and agree that such litigation shall be conducted only in the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, and no other courts, where this grant is made and/or to be performed and agree to such other choice of forum provisions as are included in the Plan.

5.6    Nature of Plan. By participating in the Plan, you acknowledge, understand and agree that:

(a)    The Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Corporation, in its sole discretion, at any time.

(b)    The grant of PSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive PSUs or benefits in lieu of such awards in the future. Future awards, if any, will be at the sole discretion of the Corporation, including, but not limited to, the form and timing of the award, the number of shares of Common Stock subject to the award, the vesting provisions applicable to the award and the purchase price (if any).

(c)    Your participation in the Plan is voluntary, and the value of your PSUs is an extraordinary item of compensation and is outside the scope of your employment (and your employment contract, if any). As such, your PSUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, dismissal, termination or end of service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments.

(d)    No claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs or recoupment of any shares (or value of any shares) of Common Stock acquired under the Plan resulting from (i) the termination of your employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) and/or (ii) the application of any cancellation, forfeiture or recoupment provision contained in the Award Agreement; and/or (iii) the application of any recoupment policy or any recovery or clawback policy or practice otherwise required by law. In consideration of the grant of the PSUs, you expressly agree not to institute any such claim against the Corporation, any of its Affiliates or your Employer.

    5.7    Data Privacy. By accepting the PSUs, you declare that you agree with the data processing practices described herein and consent to the collection, processing and use of your Personal Data (as defined below) by the Corporation and the transfer of your Personal Data to the recipients mentioned herein, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described herein.

(a)Declaration of Consent. You understand that you need to review the following information about the processing of your personal data by or on behalf of the Corporation, your Employer and/or any of its Affiliates, as described herein, and any other PSU grant materials (the “Personal Data”) and declare your consent. With regard to the processing of your Personal Data in connection with the Plan, you understand that the Corporation is the controller of the Personal Data.

(b)Data Processing and Legal Basis. The Corporation collects, uses and otherwise processes your Personal Data for the purposes of allocating shares and implementing, administering and managing the Plan. You understand that this Personal Data may include, without limitation, your name, home address and telephone number, email address, personal bank account details, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of Common Stock or directorships held in the Corporation or its Affiliates, details of all PSUs or any other entitlement to shares of Common Stock or equivalent benefits awarded, canceled, purchased, vested, unvested or outstanding in your favor. The Corporation’s legal basis for the processing of your Personal Data is your consent.
(c)Stock Plan Administration Service Providers. You understand that the Corporation may transfer your Personal Data, or parts thereof, to Fidelity Stock Plan Services LLC and certain of its affiliated companies (“Fidelity”), an independent service provider based in the United States which assists the Corporation with the implementation, administration and management of the Plan. In the future, the Corporation may select a different service provider and share your Personal Data with such different service provider that serves the Corporation in a similar manner. You understand and acknowledge that the Corporation’s service provider may open an account for you to receive and trade shares acquired under the Plan and that you will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of your ability to participate in the Plan.
(d)International Data Transfers. You understand that the Corporation and, as of the date hereof, certain third parties assisting in the implementation, administration and management of the Plan, such as the Corporation’s service providers, are based in the United States. If you are located outside the United States, you understand and acknowledge that your country has enacted data privacy laws that are different from the laws of the United States. Transfers of personal data from the EU to the United States can be made on the basis of Standard Contractual Clauses approved by the European Commission or other appropriate safeguards permissible under the Applicable Laws. If you are located in the EU or EEA, the Corporation may receive, process and transfer your Personal Data onward to third-party service providers solely on the basis of appropriate data transfer agreements or other appropriate safeguards permissible under Applicable Laws. If applicable, you understand that you can ask for a copy of the appropriate data processing agreements underlying the transfer of your Personal Data by contacting your local People Team representative. The Corporation’s legal basis for the transfer of your Personal Data is your consent.
(e)Data Retention. You understand that the Corporation will use your Personal Data only as long as is necessary to implement, administer and manage your participation in the Plan, or to comply with Applicable Laws, including under tax and securities laws. In the latter case, you understand and acknowledge that the Corporation’s legal basis for the processing of your Personal Data would be compliance with the Applicable Laws or the pursuit by the Corporation of respective legitimate interests not outweighed by your interests, rights or freedoms. When the Corporation no longer needs your Personal Data for any of the above purposes, you understand the Corporation will remove it from its systems.
(f)Voluntariness and Consequences of Denial/Withdrawal of Consent. You understand that your participation in the Plan and your grant of consent is purely voluntary. You may deny or later withdraw your consent at any time, with future effect and for any or no reason. If you deny or later withdraw your consent, the Corporation can no longer offer you participation in the Plan or offer other awards to you or administer or maintain such awards and you would no longer be able to participate in the Plan. You further understand that denial or withdrawal of your consent would not affect your status or salary as an employee or your career and that you would merely forfeit the opportunities associated with the Plan.
(g)Data Subject Rights. You understand that data subject rights regarding the processing of personal data vary depending on the Applicable Laws and that, depending on where you are based and subject to the conditions set out in the Applicable Laws, you may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Corporation holds about you and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about you that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, processed based on withdrawn consent, processed for legitimate interests that, in the context of your objection, do not prove to be compelling, or processed in non-compliance with applicable legal requirements, (iv) request the Corporation to restrict the processing of your Personal Data in certain situations where you feel its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of your Personal Data that you have actively or passively provided to the Corporation (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or your employment or service contract and is carried out by automated means. In case of concerns, you understand that you may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of your rights, you should contact your local People Team representative.
5.8    Insider Trading/Market Abuse Laws. You may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions including the United States and your country or your broker’s country, if different, which may affect your ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., PSUs) or rights linked to the value of shares of Common Stock under the Plan during such times as you are considered to have “inside information” regarding the Corporation (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (a) disclosing the inside information to any third party and (b) “tipping” third parties or causing them otherwise to buy or sell securities (third parties include fellow employees). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Corporation. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.
5.9    Electronic Delivery and Acceptance. The Corporation may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or a third party designated by the Corporation.
5.10    Severability. The provisions of these Terms and Conditions are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. Alternatively, the Corporation, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to render it valid and enforceable to the full extent permitted under Applicable Laws.
    5.11    Construction/Blue Pencil. The headings contained in these Terms and Conditions are for convenience only and do not constitute part of and shall not be used to interpret these Terms and Conditions. The language in all parts of these Terms and Conditions shall be construed according to its fair meaning and not strictly for or against you or the Corporation because that party or that party’s legal representative drafted it. Notwithstanding any provision to the contrary herein, you agree that the covenants and post-employment restrictions contained in these Terms and Conditions are reasonable under the circumstances, valid in duration and scope, and necessary to protect the Corporation’s Confidential Information. It is the desire and intent of the parties, and you agree, that the covenants and post-employment restrictions contained in these Terms and Conditions shall be enforced to the fullest extent permissible under Applicable Laws and public policies. Accordingly, if any term or provision of the covenants or post-employment restrictions contained in these Terms and Conditions or any portion thereof is declared illegal or unenforceable by any court of competent jurisdiction, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants so as to render such provision or portion thereof enforceable, and to the extent such provision or portion thereof cannot be rendered enforceable, these Terms and Conditions shall be considered divisible as to such provision, which shall become null and void, leaving the remainder in full force and effect.

    5.12     Liability for Breach. You shall indemnify the Corporation and hold it harmless from and against any and all damages or liabilities incurred by the Corporation (including liabilities for attorneys’ fees and disbursements) arising out of any breach by you of these Terms and Conditions, including, without limitation, any attempted transfer of PSUs in violation of Section 1.4 of these Terms and Conditions.

5.13    Waiver. You acknowledge that a waiver by the Corporation of any provision of these Terms and Conditions shall not operate or be construed as a waiver of any other provision of these Terms and Conditions, or of any subsequent breach of these Terms and Conditions.
5.14    Addendum. The grant of your PSUs shall be subject to any special terms and conditions set forth in any Addendum to these Terms and Conditions (the “Addendum”) for your state of residence (and your state of employment, if different). If you relocate your residency or employment to one of the states included in the Addendum, the special terms and conditions for such state will apply to you, to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum shall constitute part of the Award Agreement.
5.15    Additional Requirements. The Corporation reserves the right to impose other requirements on the PSUs, any payment made pursuant to the PSUs, and your participation in the Plan, to the extent the Corporation determines, in its sole discretion, that such other requirements are necessary or advisable for legal or administrative reasons. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
5.16    Amendment. The Corporation reserves the right to amend this Award Agreement at any time; provided, however, that no such amendment shall adversely affect your rights under this Award Agreement without your consent except to the extent that the Corporation considers it advisable to (x) comply with Applicable Laws or changes in or interpretation of Applicable Laws, regulatory requirements and accounting rules or standards and/or (y) effect compliance with Section 409A of the Code, including regulations and interpretations thereunder, which amendment may result in a reduction of benefits provided hereunder and/or other unfavorable changes to you. Any amendment of this Award Agreement will be in writing.
5.17    Right of Offset. The obligation to deliver Common Stock and/or cash in settlement of vested PSUs and/or to pay accrued dividend equivalents under this Award Agreement is subject to Section XI of the Plan, which provides for the Corporation’s right to offset for any outstanding amounts you owe to the Corporation and any amounts otherwise deemed appropriate pursuant to any tax equalization policy or agreement.
5.18    Repatriation and Other Non-U.S. Compliance Requirements. As a condition of the grant of your PSUs, you agree to repatriate all payments attributable to the shares of Common Stock and/or cash acquired under the Plan (including, but not limited to, dividends and dividend equivalents) in accordance with local foreign exchange rules and regulations in your country of residence (and your country of employment, if different). In addition, you also agree to take any and all actions, and consent to any and all actions taken by your Employer, the Corporation and its Affiliates, as may be required to allow your Employer, the Corporation and its Affiliates to comply with Applicable Laws in your country of residence (and your country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under Applicable Laws in your country of residence (and your country of employment, if different).

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Attachment A
Performance Goals

[Complete as appropriate]

THE BANK OF NEW YORK MELLON CORPORATION

FORM OF ADDENDUM TO
TERMS AND CONDITIONS
OF PERFORMANCE SHARE UNITS

This Addendum includes additional terms and conditions that govern the PSUs granted to you if you reside in or are employed in one of the locations listed herein. The information contained in this Country Addendum is based on the securities, exchange control and other laws in effect in the respective countries as of December 2025. These terms and conditions are in addition to, or, if so indicated, in place of, the terms and conditions set forth in the main body of the Award Agreement. All capitalized terms as contained in this Addendum shall have the same meaning as set forth in the Award Notice, the Terms and Conditions and the Plan. If you transfer your residence and/or employment to one of the locations included in this Addendum, the special terms and conditions for such location will apply to you to the extent the Corporation determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable for legal or administrative reasons (or the Corporation may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).

CALIFORNIA

1.    Non-Solicitation of Clients, Contractors and Employees; Non-Competition. The following provision shall replace Section 3.2 of the Terms and Conditions in its entirety:

3.2    Non-Solicitation of Clients, Contractors and Employees; Non-Competition.

(a)    Non-Solicitation of Clients, Contractors and Employees. You are prohibited, without prior authorization, from using or disclosing the Corporation’s or its Affiliates’ trade secrets at any time, including without limitation to (i) solicit or induce or attempt to solicit or induce any current or prospective client of the Corporation or an Affiliate known to you, to initiate or continue a client relationship with you other than with the Corporation or Affiliate, or to terminate or reduce its client relationship with the Corporation or Affiliate, or (ii) solicit any employee or contractor to terminate or reduce their employment or engagement, whichever is applicable, with the Corporation or Affiliate. You understand and acknowledge that your obligations under this provision will continue indefinitely unless and until any such trade secrets have become, through no fault of yours or through the wrongful conduct of a third party, generally known to the public. You understand and acknowledge that your obligations under this Section will survive termination of employment regardless of reason.

(b)    Non-Competition. Intentionally Omitted.

2. Governing Law and Choice of Forum. The following provision shall be appended to Section 5.5 of the Terms and Conditions:

Notwithstanding the foregoing, for purposes of Section 3.2 of these Terms and Conditions, the Award Agreement shall be construed and enforced in accordance with the laws of the State of California, other than any choice of law provisions calling for the application of laws of another jurisdiction. For purposes of litigating any dispute that arises between the parties directly from Section 3.2, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in a California state or federal court.

MASSACHUSETTS

1.    Non-Competition. The following provision shall be appended to Section 3.2(b) of the Terms and Conditions:

For the sake of clarity, the foregoing non-compete restriction does not prohibit you from being employed by the government or a not-for profit organization (i.e. an organization exempt from local and national tax laws).  In view of the limited scope of the non-compete obligation assumed under this Section, which does not prevent you from working in other entities that are not affected by it, you acknowledge and agree that: (i) the foregoing non-compete obligation is reasonable and necessary to protect the Corporation’s legitimate business interests including its confidential information and goodwill, and (ii) the continued vesting in your PSUs, including any PSUs resulting from dividend equivalent rights, following a Retirement-Eligible Event or termination providing transition/separation pay is fair and reasonable consideration for the foregoing non-compete obligation. During the Restricted Period, you further agree to (i) advise any person or entity that seeks to employ you of the terms of these covenants; and (ii) immediately notify People Team equity administration if you are not in compliance with your obligations above (i.e., if you begin to associate with or transact business on behalf of a Competitive Enterprise). You have seven business days from the date you electronically acknowledge and accept the terms of the Award Agreement to rescind your acceptance of the Award Agreement. You acknowledge that you have been provided at least ten business days before this Award Agreement is to be effective. You may rescind your acceptance of the Award Agreement by sending written notice to People Team equity administration at [Insert Contact Information].

UNITED KINGDOM

    1.    Tax Withholding. The following provision supplements and is a part of Section 5.3 of these Terms and Conditions:

Without limitation to this Section 5.3 of these Terms and Conditions, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items as and when requested by the Corporation or your Employer or by HM’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Corporation and your Employer against any Tax-Related Items that they are required to pay or will pay on your behalf to the HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if you are a director or an executive officer (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In such case, if the amount of any income tax due is not collected from or paid by the you within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and national insurance contributions (“NICs”) may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Corporation and/or your Employer for the value of any employee NICs due on this additional benefit, which the Corporation and/or your Employer
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may recover at any time thereafter by any of the means referred to in Section 5.3 of these Terms and Conditions.
IF YOU ARE A TAXPAYER IN THE UNITED KINGDOM, PAYMENT OF THE PSUs IS ALSO CONTINGENT UPON YOUR EXECUTION OF A SECTION 431 INCOME TAX (EARNINGS AND PENSIONS) ACT 2003 ELECTION AS PRESCRIBED BY THE CORPORATION. IF YOU FAIL TO PROVIDE SUCH SECTION 431 ELECTION, THE CORPORATION’S GRANT OF PSUS AS REFLECTED HEREIN SHALL BE NULL AND VOID, AND SHALL NOT BE RE-INSTATED.

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